Exhibit 4(b)

DuPont Powder Coatings USA, Inc. Profit Sharing Plan

DuPont Powder Coatings USA, Inc.	Summary Plan Description (Incorporating Amendments 1 – 4) For Employees of DuPont Powder Coatings USA, Inc. and Other Participating Companies NOVEMBER 1, 2005

DuPont Powder Coatings USA, Inc. Profit Sharing Plan

PLAN HIGHLIGHTS

Saving for your future is a challenge, but with the DuPont Powder Coatings USA, Inc. Profit Sharing Plan saving can be both convenient and profitable. The Plan offers you these advantages:

•	You choose how much to save, from 1% to 15% of your eligible pay through convenient payroll deduction.

•	You are eligible to receive Company Match and Co. Profit Sharing contributions and forfeiture account allocations.

•	You will also be eligible to receive Compliance contributions.

•	You may save on taxes since contributions and earnings are not subject to current federal and, in most cases, state income taxes.

The Plan offers you flexibility:

•	You choose how to invest your Account among the investment funds offered.

•	You may borrow or withdraw from your Account (subject to certain conditions and terms).

•	You have easy access to Account information by telephone.

The Plan is a Company sponsored profit-sharing 401(k) plan designed to help you accumulate savings for retirement and achieve your future financial goals. It is one of the few ways you can set aside savings for the future without having to pay current federal and, in most cases, state income taxes on the money you are saving and the earnings from the investments in your Account.

(Refer to pages 29 and 30 of this

Summary Plan Description for complete instructions at a glance.)

TABLE OF CONTENTS

INTRODUCTION	4

ELIGIBILITY	4
Who Is Eligible?	4
When Does Participation Begin?	4

YOUR ACCOUNTS	5

YOUR CONTRIBUTIONS	5
401(k) Deferral Contributions	6
Changing, Discontinuing Or Resuming Your Contributions	6
Rollover Contributions From Another Qualified Plan	6

COMPANY CONTRIBUTIONS	7
Company Match Contributions	7
Allocation Of Forfeiture Account Amounts	8
Compliance Contributions	9

ANNUAL CONTRIBUTION AND COMPENSATION MAXIMUMS	10

INVESTMENT FUNDS, INVESTMENT DIRECTION AND FUND TRANSFERS	11
Who Makes The Investment Decisions?	11
Section 404(c) Information	12
How May I Obtain Investment Fund Performance Information?	13
How May I Change My Investment Direction And When Does My New Investment Direction Take Effect?	13
How Do I Transfer My Funds?	13

VESTING	13

PARTICIPANT LOANS	15
May I Borrow From My Account?	15
How Much May I Borrow?	15
What Is The Loan Interest Rate?	15
What Is The Loan Repayment Term?	16
How Do I Make Loan Payments And How Are The Payments Invested?	16
What Happens If My Employment Terminates?	16
How Is My Loan Secured?	16
Can Loan Payments Be Suspended?	16
When Is My Loan In Default?	16
Are There Any Loan Fees?	17
What Happens When I Request A Loan?	17

WITHDRAWALS WHILE YOU ARE AN EMPLOYEE	17

Under What Circumstances May I Make A Withdrawal From The Plan While I Am An Employee?	17
What Are My In-Service Withdrawal Payment Options?	19
What Are My In-Service Withdrawal Methods?	19
What Happens When I Request An In-Service Withdrawal?	19
What Are The Taxes And Penalties For In-Service Withdrawals?	19

DISTRIBUTIONS AFTER YOUR EMPLOYMENT WITH THE COMPANY TERMINATES	20
What Are My Distribution Payment Options?	20
What Are My Distribution Methods?	20
When Are Distributions Made?	20
What Happens When I Request A Distribution?	21
What Are The Tax Treatments, Taxes And Penalties For Distributions?	21

DEATH BENEFITS	22
What Happens To My Plan Benefit If I Die?	22
How May I Designate My Beneficiary?	22

REEMPLOYMENT WITH THE COMPANY	23
When Can I Resume My Participation?	23
Do I Get Credit For My Prior Service And Are Forfeited Amounts Restored?	23

FUTURE OF THE PLAN	23

PLAN ADMINISTRATION ISSUES	24
Account Statements And Account Information	24
Plan Administrator	24
Hours Of Service	24
Agent For Service Of Legal Process	25
Type Of Plan	25
Top Heavy Contribution Provisions	25

OTHER THINGS YOU SHOULD KNOW	25
Trust Fund	25
Compliance With USERRA	25
Plan Fees And Expenses	26
Claim Review Procedures	26
No Assignment Of Your Account Is Permitted	26
No Employment Rights	27
Your Rights Under Federal Law	28

PLAN DIRECTORY	1

INSTRUCTIONS-AT-A-GLANCE	2

INTRODUCTION

The DuPont Powder Coatings USA, Inc. Profit Sharing Plan (the “Plan”), previously known as O’Brien Powder Products, Inc., is governed by the official text of the Plan and Trust Agreement. The purpose of this Summary Plan Description is to provide a simplified description of how the Plan works. If the meaning of the Plan and Trust Agreement differs from that of the Summary Plan Description in any way, the official text of the Plan and Trust Agreement will govern in administering the Plan.

References to “Company” generally mean DuPont Powder Coatings USA, Inc., and, if applicable, any of its affiliated companies that participate in the Plan as the context requires. Except that with regard to issues related to service credit, termination of employment or reemployment, references to “Company” shall also include any affiliated companies not participating in the Plan. With regard to primarily administrative matters, however, references to “Company” mean DuPont Powder Coatings USA, Inc., the Plan Sponsor and Plan Administrator.

ELIGIBILITY

Who Is Eligible?

All employees of the Company are eligible except any employee:

•	who is covered by a collective bargaining agreement which does not specifically call for his or her participation in this Plan, or

•	whose services are leased from another company.

An individual who was an independent contractor and who is reclassified as an employee of the Company may be eligible to participate in the Plan as of the actual date (not the effective date) of his reclassification.

When Does Participation Begin?

For purposes of 401(k) Deferral contributions, if you are an eligible employee, your participation will begin on the first day of the next payroll period after your date of hire.

For purposes of Company Match and Co. Profit Sharing contributions, if you are an eligible employee, your participation will begin on the first day of the next payroll period after completion of a 12-month eligibility period in which you are credited with at least 1,000 hours of service during that period. Your initial eligibility period begins on your date of hire. Subsequent eligibility periods begin with the start of the next Plan Year beginning after your date of hire.

To enroll, refer to Section entitled Instructions At A Glance.

YOUR ACCOUNTS

A series of separate recordkeeping accounts will be established and maintained under the Plan to record and track contributions of various types made by you or on your behalf, as well as earnings on such amounts and any withdrawals or distributions of such amounts. If you were formerly a participant in The O’Brien Plan, your Account may include amounts transferred on your behalf from The O’Brien Plan. The specific accounts that may be established on your behalf under the Plan are as follows:

•	a 401(k) Deferral Account to hold amounts attributable to your 401(k) Deferral contributions and amounts transferred from The O’Brien Plan designated as “401(k) Deferral Account” amounts under that plan,

•	an Employee Account to hold amounts transferred from The O’Brien Plan designated as “Employee Account” amounts under that plan,

•	a Rollover Account to hold amounts attributable to your Rollover contributions and amounts transferred from The O’Brien Plan designated as “Rollover Account” amounts under that plan,

•	a Company Match Account to hold amounts attributable to Company Match contributions made on your behalf,

•	a Company Match (Pre-7/5/96) Account to hold amounts transferred from The O’Brien Plan designated as “Company Match Account” amounts under that plan,

•	a Co. Profit Sharing Account to hold amounts attributable to Co. Profit Sharing contributions and forfeiture account allocations made on your behalf,

•	a Co. Profit Sharing (Pre-7/5/96) Account to hold amounts transferred from The O’Brien Plan designated as “Company Account” amounts under that plan, and

•	a Compliance Account to hold amounts attributable to Compliance contributions made on your behalf.

References to “Account” generally mean your various accounts in the aggregate.

YOUR CONTRIBUTIONS

You may elect to contribute regularly through payroll deductions once you are eligible to participate. Your contributions are based on your eligible pay. Eligible pay for this purpose is, in general, cash compensation paid to you by the Company. Your eligible pay includes pre-tax contributions you make to this Plan and, if applicable, cafeteria plans sponsored by the Company.

To elect to contribute, refer to Section entitled Instructions At A Glance.

401(k) Deferral Contributions

You may choose to save pre-tax dollars by electing to contribute from 1% to 15% of your eligible pay, subject to an annual contribution maximum. Refer to item (a) of Section entitled Annual Contribution and Compensation Maximums. If you are a highly compensated employee, as defined by the Internal Revenue Code and related regulations, you may be limited to a percentage that is less than 15%. Refer to item (b) of Section entitled Annual Contribution and Compensation Maximums. If you are limited to a percentage that is less than 15%, you will be notified.

Your 401(k) Deferral contributions are deposited into your 401(k) Deferral Account.

Changing, Discontinuing Or Resuming Your Contributions

You may change your contribution percentage election as of any January 1, April 1, July 1 or October 1. Your payroll deductions will change the first time you are paid after your request has been processed.

You may discontinue your contributions at any time. Your payroll deductions will stop the first time you are paid after your request has been processed. You may resume your contributions as of any January 1, April 1, July 1 or October 1. Your payroll deductions will resume the first time you are paid after your request has been processed.

To change your contribution percentage election or to discontinue or resume your contributions, refer to Section entitled Instructions At A Glance.

Rollover Contributions From Another Qualified Plan

If you receive a distribution eligible for rollover from another employer’s qualified plan (or a qualified plan of the Company), a 403(b) annuity contract, a governmental or tax exempt organization 457(b) plan, or if you have a “rollover IRA,” you may “roll over” all or part of that amount into this Plan if you are an eligible employee, even if you have not yet met the Plan’s eligibility requirements. By making a Rollover contribution, you defer the tax liability on your distribution and take advantage of the investments offered in this Plan.

Your Rollover contributions are deposited into your Rollover Account.

To make a Rollover contribution, refer to Section entitled Instructions At A Glance.

Catch Up Contributions

If you are 50 or older in 2005, you may be eligible for catch-up contributions to the Plan if you have already contributed the maximum amount allowed under the Plan or IRS limitations. The catch-up provisions allow you to contribute additional pre-tax dollars to potentially increase your retirement savings. Your maximum annual contributions are limited to the amounts listed below, and catch-up contributions are not eligible to receive the Company matching contribution.

Year	Maximum IRS limit on pre-tax contributions for all employees	Catch-up contribution limits for participants age 50 or older
2005	$14,000	$4,000
2006	$15,000	$5,000

COMPANY CONTRIBUTIONS

Company Match Contributions

The Company will make a contribution and allocate forfeiture account amounts, if any, following the end of the Plan Year. The Company’s contribution consists of two components – a contribution based on your 401(k) Deferral contributions (referred to as “Company Match” contributions) and a contribution based on your eligible pay (referred to as “Co. Profit Sharing” contributions).

You share in Company Match contributions only if you contributed during the Plan Year and are an employee at the end of the Plan Year or if you ceased being an employee during the Plan Year after having attained age 65 or by reason of your disability or death. You share in Co. Profit Sharing contributions only if you are an eligible employee at any time during the Plan year and are an employee at the end of the Plan Year (or if you ceased being an employee during the Plan Year after having attained age 65 or by reason of your disability or death).

The amount, funding order and manner of allocation of the Company’s contribution will be as described below. Eligible pay for this purpose is, in general, cash compensation paid to you by the Company. Your eligible pay includes pre-tax contributions you make to this Plan and, if applicable, cafeteria plans sponsored by the Company.

Amount: the sum of the total of the Company’s Company Match contributions and Co. Profit Sharing contributions for the Plan Year will be the greater of:

1.	10% of the Company’s “net profits”[1] for the Plan, or

2.	an amount equal to 3% of the eligible pay of each eligible participant plus 100% of each eligible participant’s 401(k) Deferral contributions, up to 3% of the participant’s eligible pay.

Funding Order and Manner of Allocation: The Company’s contribution will be allocated in the following order:

First, Co. Profit Sharing contributions in an amount equal to 3% of your eligible pay and 3% of the eligible pay for each other eligible participant, then;

Second, Company Match contributions in an amount equal to 100% of your 401(k) Deferral contributions (up to 3% of your eligible pay) and 100% of the 401(k) Deferral contributions made by each other eligible participant (up to 3% of the participant’s eligible pay), then

Third, if the sum of Co. Profit Sharing contributions and Company Match contributions allocated in the first and second steps described above is less than the total of the Company’s contribution, the remaining amount will be allocated as Co. Profit Sharing contributions among eligible participants based on each participant’s “points” to the total “points” of all eligible participants. For this purpose, you are credited with one “point” for each full $100 of your eligible pay and one “point” for each of your years of service (as defined in Section entitled Vesting).

Company Match contributions made on your behalf are deposited into your Company Match Account and Co. Profit Sharing contributions made on your behalf are deposited into your Co. Profit Sharing Account.

Forfeiture Account Amounts

Following the end of each Plan Year, the Company shall determine the amount, if any, of forfeiture account amounts to be utilized to restore Accounts, to pay Plan expenses, or to reduce Company contributions.

[1]	“Net profits” for this purpose is the Company’s net income or profits for a Plan Year determined in accordance with sound accounting practices and without any deduction for any federal or state taxes on income or for contributions made by the Company to this Plan. If the Company sustains a net loss in a Plan Year (after taking into account the charges, write-offs and deductions described in the preceding sentence) one-half of the amount of the net loss will be deducted from the “net profits” of the succeeding Plan Year for purposes of determining the amount of “net profits” to which the 10% will apply.

Compliance Contributions

The Company will make Compliance contributions. Compliance contributions are deposited to your Account following the end of the Plan Year for which the contribution is made.

Compliance contributions are equal to 3% of your eligible pay. Eligible pay for this purpose is, in general, cash compensation paid to you by the Company. Your eligible pay includes pre-tax contributions you make to this Plan and, if applicable, cafeteria plans sponsored by the Company.

You share in Compliance contributions if you are an eligible employee at any time during the period.

Compliance contributions made on your behalf are deposited into your Compliance Account.

Contributions Following Periods of Military Service

If you return to employment with the Company following a period of “qualified military service,” as defined by the Internal Revenue Code, you may elect to make additional 401(k) Deferral contributions to the Plan to compensate for the time that you could not participate in the Plan while in the military. Generally, you may make these contributions to the Plan over a period that is not greater than the lesser of 3 times the period of qualified military service or 5 years. The amount of these additional 401(k) Deferral contributions cannot exceed the amount that you could have made if you had continued to be employed by the Company during your qualified military service. The Company will contribute Company Match contributions to the Plan on your behalf based upon the additional 401(k) Deferral contributions as though these contributions had they been made during your qualified military service.

You will also be credited with any Co. Profit Sharing Contributions and/or Compliance Contributions if you would have received such contributions during your qualified military service.

For purposes of determining the contributions to the Plan following your qualified military service, “compensation” is deemed to equal the amount of compensation that you would have received from the Company during such period, based upon the rate of pay you would have received from the Company but for the military service. If such rate of pay is not reasonably certain, “compensation” is your average compensation from the Company during the 12-month period immediately before your qualified military service or, if your employment with the Company was less than 12 months, the period of employment immediately before the qualified military service.

ANNUAL CONTRIBUTION AND COMPENSATION MAXIMUMS

The Internal Revenue Code and related regulations require that a number of limitations be applied to the Plan. These include (1) maximum amounts that may be contributed by you or on your behalf in any year and (2) a maximum amount of your eligible pay that may be taken into account for purposes of contributions. These limitations are briefly described below:

(a)	Maximum 401(k) Deferral Contribution Dollar Limit.

Your maximum pre-tax contribution dollar limit (including any pre-tax contributions you may make to any other 401(k) plan) is established each calendar year. This limit may be adjusted annually as announced by the Internal Revenue Service ($14,000 for 2005).

If you make pre-tax contributions to more than one 401(k) plan during the calendar year and the combination of your pre-tax contributions to the plans exceeds the maximum pre-tax contribution dollar limit, you should notify the Plan Administrator of this Plan or the plan administrator of the other plan that an excess has occurred and request that the excess amount be returned to you no later than April 15 of the following year. If the excess amount is not returned to you by April 15 of the following year, the excess amount will be taxable to you in the year the amount was contributed and the year the amount is distributed.

(b)	Maximum Allowable Contribution Percentage Limit.

If you are a highly compensated employee, your maximum Pre-Tax contribution percentage may be limited to a percentage that is less than the percentage described in Section entitled Your Contributions, as determined by a factor based on the average Pre-Tax contribution percentage for non-highly compensated employees. Highly compensated employees generally include employees who earned more than a specified amount in the preceding Plan Year. This amount may be adjusted annually as announced by the Internal Revenue Service. Highly compensated employees for the Plan Year generally include employees who earned more than a certain dollar amount in the preceding Plan Year ($95,000 for 2005).

If you are a highly compensated employee and you exceed this limit at any time, you will be notified and your future contributions may be reduced or stopped, and any excess may be refunded to you.

(c)	Maximum Annual Addition Limit.

The maximum amount that may be contributed annually by you (excluding rollover contributions) or on your behalf to this Plan or any other qualified defined contribution plan sponsored by the Company is the lesser of (1) 100% of your compensation (in general, this will be gross compensation for most participants) or (2) $42,000. The $42,000 amount may be adjusted annually as announced by the Internal Revenue Service.

(d)	Maximum Eligible Pay Limit.

The maximum amount of your eligible pay that may be taken into account per Plan Year for purposes of contributions is established each year. This amount may be adjusted annually as announced by the Internal Revenue Service ($210,000 for 2005).

INVESTMENT FUNDS, INVESTMENT DIRECTION AND FUND TRANSFERS

Who Makes The Investment Decisions?

You make your own investment decisions, except with regard to your Company Match, Company Match (Pre-7/5/96), Co. Profit Sharing and Co. Profit Sharing (Pre-7/5/96) Accounts as described below. The Company has selected a variety of daily valued investment funds with different risk and return characteristics. Investment fund information sheets and prospectuses provide information about the investment options.

Each of the investment funds has specific investment objectives for both risk and expected return. The specific investment funds available to you may be changed from time to time.

When you enroll in the Plan you may elect the percentage of your Account you want invested in each investment fund.

You should make your investment choices based on your investment goals and your willingness to assume investment risk in order to realize potentially higher returns. Investment risk is defined as a measure of how much the investment returns can vary from period to period.

Your investment direction does not apply to your Company Match, Company Match (Pre-7/5/96), Co. Profit Sharing and Co. Profit Sharing (Pre-7/5/96) Accounts which are invested in the S&P Stock Fund, except that upon attaining age 50, you may direct the investment of the balances in these Accounts. Future amounts allocated to these

Accounts will continue to be invested in the S&P 500 Stock Fund until otherwise directed by you.

Section 404(c) Information

The Plan is intended to constitute a plan described in Section 404(c) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and Title 29 of the Code of Federal Regulations Section 2550.404c-1. The fiduciaries of the Plan may be relieved of liability for any losses that are the direct and necessary result of your investment direction related to the Plan’s investment funds.

With regard to the investment funds offered under the Plan, the Plan Trustee can provide you with investment information including the following:

•	A description of the investment fund’s annual operating expenses that reduce investment returns of the investment fund and the aggregate amount of these expenses expressed as a percentage of average net assets of the investment fund.

•	Copies of prospectuses, financial statements and reports and of any other materials relating to the investment fund, to the extent these materials are provided to the Plan.

•	A list of the assets comprising the portfolio of the investment fund, the value of each such asset (or the proportion of the investment fund that it comprises) and, with respect to each such asset that is a fixed rate investment contract issued by a bank, savings and loan association or insurance company, the name of the issuer of the contract, the term of the contract and the rate of return on the contract.

•	Information concerning the value of shares of the investment fund, as well as the past and current investment performance of the investment fund determined net of expenses on a reasonable and consistent basis.

•	Information concerning the value of shares of the investment fund held in your Account.

You may obtain this information by telephoning 1-800-228-4015 and speaking with a participant services representative (or if you are hearing impaired, telephone 1-800-637-1215).

If the investment funds offered under the Plan include mutual funds, the Plan provides that the Plan Administrator is entitled to vote proxies or exercise any shareholder rights related to shares held of the mutual fund.

How May I Obtain Investment Fund Performance Information?

You may obtain recent investment fund performance information by telephoning 1-800-228-4015 (or if you are hearing impaired, telephone 1-800-637-1215).

How May I Change My Investment Direction And When Does My New Investment Direction Take Effect?

You may change your investment direction for future contributions and loan payments to your Account at any time, expect with regard to your Company Match, Company Match (Pre-7/5/96), Co. Profit Sharing and Co. Profit Sharing (Pre-7/5/96) Accounts as described above. You may make unlimited investment changes each year. Only one investment direction will be allowed each day.

If you telephone on a business day before the close of the New York Stock Exchange (3 p.m. Central time), your investment direction will be effective the next business day. Otherwise it will be processed the following business day and will be effective the second business day. For this purpose, a business day is a day on which the stock markets are open for trading. A written confirmation of your investment direction change will be sent within 48 hours of processing the transaction.

To change your investment direction, refer to Section entitled Instructions At A Glance.

How Do I Transfer My Funds?

You may elect to transfer funds, except with regards to your Company Match, Company Match (Pre-7/5/96), Co. Profit Sharing and Co. Profit Sharing (Pre-7/5/96) Accounts as described above, by telephoning 1-800-228-4015 (or if you are hearing impaired, telephone 1-800-637-1215). Transfers out may be requested in terms of dollars, shares, or percentages. Dollar and percent transfers are based on the previous night’s closing Net Asset Value and will be converted into a specific number of shares to be sold. Transfers in are always in percentages (in 1% increments) and must total to 100%. Only one fund transfer per fund per day may be requested.

In order for a fund transfer to be executed on the same business day as the telephone call, it must be completed by (3 p.m. Central time).

To initiate a fund transfer, refer to Section entitled Instructions At A Glance.

VESTING

Vesting is a term used to describe the portion of your Account that you own. Your balance in each of these Accounts is fully vested at all times:

•	401(k) Deferral Account

•	Employee Account

•	Rollover Account
•	Company Match (Pre-7/5/96) Account

•	Co. Profit Sharing (Pre-7/5/96) Account

•	Compliance Account

Your Company Match and Co. Profit Sharing Accounts become fully vested if you are employed by the Company on or after age 65, if you terminate employment with the Company due to your disability or if you die while an employee.

Otherwise, your Company Match and Co. Profit Sharing Accounts become vested based upon your completed years of service as follows:

Vesting Schedule effective August 1, 1999:

Years of Service	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or More	100%

Vesting Schedule effective prior to July 30, 1999:

Years of Service	Vested Percentage
Less than 3	0%
3 but less than 4	20%
4 but less than 5	40%
5 but less than 6	60%
6 but less than 7	80%
7 or More	100%

Following termination of your employment with the Company, any part of your Account which is not vested is held in your Account pending forfeiture upon a complete distribution of your vested Account balance2 (subject to restoration as described in Section entitled Reemployment With The Company) or a break in service. You will incur a break in service on the fifth anniversary of the date your employment with the Company terminated, unless you have been reemployed by the Company prior to that date. Forfeited amounts may be used to restore Accounts for employees who are rehired, to pay Plan fees and expenses or may increase Co. Profit Sharing contributions.

[2]	Your vested Account balance will be deemed distributed for this purpose if your vested Account balance is zero.

A year of service for this purpose is the completion of 12 months of service measured from your hire date and each anniversary of your hire date. However, if you are absent from work for any period of less than 12 months, you also receive credit for the period of absence.3

PARTICIPANT LOANS

May I Borrow From My Account?

You may borrow from all of your Accounts in which you are fully vested. You may have up to three (3) loans outstanding at a time.

How Much May I Borrow?

The minimum loan amount is $1,000.

The maximum you may borrow is 50% of your vested Account balance or, if less, $50,000. The $50,000 amount is reduced by your highest outstanding balance on all loans during the preceding 12 months. For purposes of this paragraph, all of the Company’s qualified plans are considered as part of this Plan to the extent the maximum loan amount would be decreased.

You may obtain information about the amount you may borrow or do “modeling” to help you decide on the terms of the loan by telephoning 1-800-228-4015 (or if you are hearing impaired, telephone 1-800-637-1215).

What Is The Loan Interest Rate?

The interest rate is fixed at the time you borrow and shall be a reasonable rate of interest, determined by the Plan Administrator, which provides a return commensurate with the prevailing interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances.

The interest rate may be changed from time to time. You may obtain information about the current interest rate by telephoning 1-800-228-4015 (or if you are hearing impaired, telephone 1-800-637-1215).

[3]	Your service prior to July 5, 1996, with The O’Brien corporation or an affiliate thereof (or any other entity for which you received service credit under The O’Brien Plan) will be included in the determination of your service for vesting.

What Is The Loan Repayment Term?

The loan repayment term may be for a period not to exceed five years.

How Do I Make Loan Payments And How Are The Payments Invested?

Loan payments, consisting of principal and interest, are made through convenient payroll deduction (or by check during any period you are ineligible for payroll deduction), and each payment is credited to your Account. You may pay off the remaining balance of your loan at any time by cashier’s check or certified Bank Check. You may obtain your loan payoff amount by telephoning 1-800-228-4015 (or if you are hearing impaired, telephone 1-800-637-1215).

Loan payments credited to your Account, other than to your Company Match, Company Match (Pre-7/5/96), Co. Profit Sharing and Co. Profit Sharing (Pre-7/5/96) Accounts, are invested in accordance with your current investment direction for future contributions to your Account at the time the loan payment is deposited into your Account. Loan payments credited to your Company Match, Company Match (Pre-7/5/96), Co. Profit Sharing and Co. Profit Sharing (Pre-7/5/96) Accounts are invested in the S&P 500 Stock Fund.

What Happens If My Employment Terminates?

Your outstanding loan balance is due should your employment with the Company terminate for any reason. If you do not take action to pay your outstanding loan balance at that time, the unpaid balance will become a taxable distribution to you, except to the extent any portion of the unpaid balance represents a return of after-tax contributions.

How Is My Loan Secured?

Your loan will be evidenced by a promissory note, secured by the portion of your Account from which the loan is made. The Plan shall have a lien on this portion of your Account.

Can Loan Payments Be Suspended?

A suspension of loan payments may be authorized for up to 3 months if you are on leave of absence without pay. During the suspension period interest on your outstanding loan balance will continue to accrue. All past due amounts will be due at the end of the suspension period unless otherwise authorized.

When Is My Loan In Default?

A loan is treated as in default if a scheduled loan payment is not made at the time required. You will have a grace period to cure the default before it becomes final. In the event the default becomes final, the default will be treated as a taxable distribution to you, except to the extent any portion of the unpaid balance represents a return of after-tax contributions. However, your promissory note will not be distributed and interest will continue to accrue on your outstanding loan balance, until such time as you are otherwise eligible for an in-service withdrawal or a distribution from your Account.

Are There Any Loan Fees?

If you took a loan prior to April 9, 1999, a loan maintenance fee of $3.50 will be assessed to your Account for each month your Account has a loan balance. The fee will be charged quarterly to your Account. New loans made after April 9, 1999 will not incur any monthly charges, only a one-time, $40 set-up fee. You will see these fees on your quarterly statement.

What Happens When I Request A Loan?

Upon processing of your request, your investments will be redeemed as needed to fund your loan. Within each Account used for funding your loan, amounts will be redeemed from your investment funds in direct proportion to the value of your interest in each investment fund as of the date the loan is processed. As the Plan’s investment funds are daily valued investment funds, your investments are redeemed based on the value of each such investment on the day your loan is processed. Your check and loan documents are generally issued within ten business days thereafter.

To request a loan, refer to Section entitled Instructions At A Glance.

WITHDRAWALS WHILE YOU ARE AN EMPLOYEE

Under What Circumstances May I Make A Withdrawal From The Plan While I Am An Employee?

Withdrawals while you are an employee are permitted as described below. These withdrawals are referred to as in-service withdrawals.

•	Hardship Withdrawal

You may make an in-service withdrawal in certain cases of financial hardship. You may withdraw from all of your Accounts in which you are fully vested, except for any amounts in your 401(k) Deferral Account attributable to earnings credited after the start of the first Plan Year beginning after December 31, 1988.

The amount you may withdraw may be no greater than the amount necessary to satisfy your financial need including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal.

For this purpose, financial hardship is a financial need to:

•	Purchase your principal residence.

•	Pay unreimbursable medical expenses incurred or to be incurred by you, your spouse or dependents.

•	Pay unreimbursable tuition, related educational fees and room and board for up to the next 12 months of post-secondary education for you, your spouse or dependents.

•	Pay amounts necessary to prevent losing your principal residence through eviction or foreclosure on your mortgage.

You may qualify for a Hardship Withdrawal by first borrowing and withdrawing all other available amounts from this Plan (and from any other plan maintained by the Company), other than hardship withdrawals. You will be ineligible to contribute to the Plan (and all other qualified and nonqualified plans of deferred compensation or stock option or stock purchase plans maintained by the Company) for 12 months from the date of your Hardship Withdrawal. A special limitation may reduce the maximum amount of 401(k) Deferral contributions you may contribute in the calendar year following the calendar year of your Hardship Withdrawal.

You may make a Hardship Withdrawal at any time.

•	Employee Account Withdrawal

You may make an Employee Account Withdrawal once in any three-month period.

•	Rollover Account Withdrawal

You may make a Rollover Account Withdrawal once in any three-month period.

•	Over Age 59 Withdrawal

Once you have attained age 59 1/2, you may make an Over Age 59 1/2 Withdrawal once in any three-month period.

You may withdraw from all of your Accounts in which you are fully vested. If you have an Employee Account, you may designate whether you want to withdraw from this Account first as part of your Over Age 59 1/2 Withdrawal.

What Are My In-Service Withdrawal Payment Options?

Your in-service withdrawal will be paid in a single lump sum, in cash. The minimum amount for any type of in-service withdrawal is $1,000.

What Are My In-Service Withdrawal Methods?

You may choose to have all or a portion of your in-service withdrawal that is eligible for rollover be made payable directly to an IRA, another employer’s qualified plan or to you. The portion of your in-service withdrawal representing a return of after-tax contributions and the portion of your Hardship Withdrawal representing employee pre-tax contributions are not eligible for rollover and will be made payable to you. Regarding the portion of your in-service withdrawal that is eligible for rollover and that is made payable to you, the law requires that 20% of that amount be withheld for federal taxes. Your actual tax liability may be more or less depending on your personal tax situation.

What Happens When I Request An In-Service Withdrawal?

An IRS Tax Notice is required to be provided to you no more than 90 days before your in-service withdrawal is made. The IRS Tax Notice summarizes the rules related to rollovers, income tax and penalties that may apply to your in-service withdrawal. You should review the IRS Tax Notice.

Upon processing of your request, your investments will be redeemed as needed to fund your in-service withdrawal. Within each Account used for funding your in-service withdrawal, amounts will be redeemed from your investment funds in direct proportion to the value of your interest in each investment fund as of the date the in-service withdrawal is processed. As the Plan’s investment funds are daily valued investment funds, your investments are redeemed based on the value of each such investment on the day your in-service withdrawal is processed. Your check is generally issued within 10 business days thereafter.

To request an in-service withdrawal, refer to Section entitled Instructions At A Glance.

What Are The Taxes And Penalties For In-Service Withdrawals?

The IRS Tax Notice summarizes the rules related to rollovers, income tax and penalties that may apply to your in-service withdrawal.

DISTRIBUTIONS AFTER YOUR EMPLOYMENT WITH THE COMPANY TERMINATES

What Are My Distribution Payment Options?

You may choose to have your vested Account balance distributed as follows:

•	paid in a single lump sum,

•	a portion paid in a lump sum, and the remainder paid later (partial payments),

•	paid in periodic installments over a period not to exceed the life expectancy of you and your beneficiary, or

•	if you are single, used to purchase a single life annuity or if you are married, used to purchase a joint and 50% survivor annuity.

Your distribution (other than an annuity contract) will be paid in cash, except to the extent of the distribution of your outstanding loan balance, if any.

If your vested Account balance is $5,000 or less, it will be paid to you in a single lump sum as soon as practical following your termination of employment.

What Are My Distribution Methods?

You may choose to have all or a portion of your distribution that is eligible for rollover be made payable directly to an IRA, another employer’s qualified plan or to you. The portion of your distribution representing a return of after-tax contributions is not eligible for rollover and will be made payable to you.

Regarding the portion of your distribution that is eligible for rollover and that is made payable to you, the law requires that 20% of that amount be withheld for federal taxes. Your actual tax liability may be more or less depending on your personal tax situation.

If you elect distribution in periodic installments, your Account will be charged a fee for each installment payment. You will see these fees on your quarterly statement. Currently, this fee is $3.00 and may be changed from time to time.

When Are Distributions Made?

Generally, you may choose when to take a distribution of your vested Account balance at any time following termination of your employment with the Company. If you are no longer working for the Company the law requires that you start taking distributions from your Account on or before the April 1 immediately after the end of the calendar year in which you reach age 70 1/2. If you continue to work for the Company when you attain age 70 1/2, you will be able to defer your required distribution until the April 1 of the calendar year following the date you actually retire from the Company.

If you defer distribution of your Account after your employment with the Company terminates, an administrative fee will continue to be assessed to your Account each month and charged quarterly to your Account as described in Section entitled Other Things You Should Know. You will see these fees on your quarterly statement. The administrative fee may be changed from time to time. You may obtain information about the current administrative fee by telephoning 1-800-228-4015 and speaking with a participant services representative (or if you are hearing impaired, telephone 1-800-637-1215).

Except to the extent otherwise described with regard to your Company Match, Company Match (Pre-7/5/96), Co. Profit Sharing and Co. Profit Sharing (Pre-7/5/96) Accounts in Section entitled Investment Funds And Investment Instructions, your Account will continue to be invested as you direct until it is distributed to you.

What Happens When I Request A Distribution?

An IRS Tax Notice is required to be provided to you no more than 90 days before your distribution is made. The IRS Tax Notice summarizes the rules related to rollovers, income tax and penalties that may apply to your distribution. You should review the IRS Tax Notice.

You will be provided information regarding the annuity option at your request. This information is required to be provided to you no more than 90 days before your distribution is made.

Upon processing of your request, your investments will be redeemed as needed to fund your distribution. Within each Account used for funding your distribution, amounts will be redeemed from your investment funds in direct proportion to the value of your interest in each investment fund as of the date the distribution is processed. As the Plan’s investment funds are daily valued investment funds, your investments are redeemed based on the value of each such investment on the day your distribution is processed. Your check is generally issued within ten business days thereafter.

To request a distribution, refer to Section entitled Instructions At A Glance.

What Are The Tax Treatments, Taxes And Penalties For Distributions?

The IRS Tax Notice summarizes the rules related to rollovers, tax treatments, income tax and penalties that may apply to your distribution.

DEATH BENEFITS

What Happens To My Plan Benefit If I Die?

Upon your death, your Account becomes payable to your beneficiary(ies). If you die while an employee, your Account will become fully vested, if not otherwise fully vested. In general, your beneficiary has the same options as you do regarding when and how to receive payment, except that a distribution to your beneficiary may only be eligible for rollover if your beneficiary is your spouse. Your beneficiary should contact the Benefits Department for further instructions.

How May I Designate My Beneficiary?

When you become eligible to participate in the Plan or, if earlier, at the time you make a Rollover contribution, complete and file a Beneficiary Designation Form stating who is to receive your Account balance if you die. To change your beneficiary(ies), complete and file a new Beneficiary Designation Form. The change takes effect on the date your new completed Beneficiary Designation Form is on file with the Benefits Department.

If you are married, your spouse is automatically your sole primary beneficiary. To designate someone in addition to or other than your spouse as a primary beneficiary, you must obtain your spouse’s written consent to your designation and your spouse’s signature must be witnessed by a Notary Public. In general, you may not designate someone in addition to or other than your spouse as a primary beneficiary before the first day of the Plan Year in which your 35th birthday occurs or, if earlier, the date your employment with the Company terminates. You may, however, make a temporary designation earlier than the time described in the preceding sentence. The temporary designation will become invalid as of the first day of the Plan Year in which your 35th birthday occurs and a new designation must be made at that time.

If you complete and file a Beneficiary Designation Form and later become married or remarry, your earlier Beneficiary Designation Form will not be valid. You will need to complete and file a new Beneficiary Designation Form.

If you do not have a proper beneficiary designation in effect at the time of your death or if your beneficiary does not survive you, your benefit upon death will be paid to the individual(s) in the first of the following categories in which there is at least one survivor: your spouse; your children, (in equal shares) by right of representation; or your estate.

REEMPLOYMENT WITH THE COMPANY

When Can I Resume My Participation?

If you were a Plan participant before your employment with the Company terminated and the Company rehires you, you may resume participation on the date of your rehire as an eligible employee. If you were not a participant when your employment with the Company terminated or were not eligible for Company Match and Co. Profit Sharing contributions and forfeiture account allocations, you will enter the Plan or become eligible for Company Match and Co. Profit Sharing contributions and forfeiture account allocations as described in Section entitled Eligibility, but no earlier than the date you would have entered the Plan or became eligible for Company Match and Co. Profit Sharing contributions and forfeiture account allocations if your employment with the Company had not terminated.

Do I Get Credit For My Prior Service And Are Forfeited Amounts Restored?

Credit for Prior Service: If you are rehired by the Company, all periods of employment credited to you before your employment with the Company terminated will be included in the determination of your years of service for vesting after you are rehired. If the Company rehires you before 12 months have elapsed since your termination date, you will also receive credit for the period of your absence.

Account Restoration: If your employment with the Company terminates before you are fully vested and you are rehired by the Company before five consecutive years have elapsed since your termination date, the non-vested portion of your Account (which was forfeited if you received a complete distribution of your vested Account balance)1, will be restored to your Account. If the Company rehires you after this five year period, the forfeited amount will not be restored.

FUTURE OF THE PLAN

The Company intends for the Plan to be a permanent part of your total benefits program. However, the Company reserves the right to terminate the Plan at any time. If the Plan is terminated all Accounts will become fully vested, if not otherwise fully vested, and payable as determined by the Plan Administrator.

The Company reserves the right to amend the Plan at any time if it becomes desirable or necessary. You will be notified within 210 days after the end of the Plan Year of any relevant Plan amendment. The Plan (including any amendments) is subject to approval

[4]	Your vested Account balance will be deemed distributed for this purpose if your vested Account balance is zero.

by the IRS. From time to time, the IRS may require changes in the details of the Plan. However, no Plan amendment may take away any benefits you have earned.

As the Plan benefits are provided by fully funded individual participant Accounts, benefits under this Plan are not insured by the Pension Benefit Guaranty Corporation (PBGC). PBGC insurance does not apply to this type of plan.

PLAN ADMINISTRATION ISSUES

Account Statements And Account Information

You will receive statements four times each year. They will normally be sent to you within four weeks after the end of each quarter of the Plan Year.

You have easy access to information regarding your Account at any time.

To obtain information regarding your Account, refer to Section entitled Instructions At A Glance.

Plan Administrator

The Company is the Plan Administrator. The Company may appoint an administrative committee for the Plan and delegate to it all or part of its duties to oversee the Plan’s operations. As a Plan fiduciary, the Company acts on your behalf to see that the Plan is administered fairly according to standards outlined in the law and the terms of the Plan and Trust Agreement.

Plan records are maintained on a Plan Year basis. The Plan Year ends on December 31.

Hours Of Service

Hours of service are used in determining your eligibility to participate. You earn one hour of service for each hour you are paid by the Company (including any back pay you may be awarded). This includes hours when you do not actually work but receive pay (such as vacation, holiday or illness). You receive credit for non-paid Company time, such as a Company-approved leave of absence, military duty or a temporary layoff.

by the IRS. From time to time, the IRS may require changes in the details of the Plan. However, no Plan amendment may take away any benefits you have earned.

Service earned while you are not actively at work is based on your normally scheduled weekly hours. If you are a salaried employee, or there are no accurate records of your working hours, you will be credited with a set number of hours for each pay period in which you are paid for at least one hour. The rates of hours credited for each pay period are: 45 hours per weekly pay period, 90 hours per bi-weekly pay period, 95 hours per semi-monthly pay period and 190 hours per monthly pay period.

Agent For Service Of Legal Process

Service of legal process may be made upon the Company or Plan Trustee at the address listed in Section entitled Plan Directory.

Type Of Plan

This Plan is a profit sharing plan with a pre-tax salary deferral (401(k)) feature.

Top Heavy Contribution Provisions

The Plan includes provisions that apply only if the Plan is “top heavy.” A plan is top heavy if more than 60% of the total plan assets belong to “key employees.” Key employees include certain officers, shareholders and owners. If the plan is top heavy, contributions may not be made by or on behalf of key employees, other than a Rollover contribution, unless the Company makes a minimum contribution to all eligible employees. A more rapid vesting schedule may also apply.

OTHER THINGS YOU SHOULD KNOW

Trust Fund

All of the Plan’s assets are held in a trust fund which is the sole source of all benefit payments. The trust fund is a separate and distinct legal entity, and is not part of the Company. The assets of the trust fund are not commingled with Company assets. Generally, no part of the trust fund can be attached by creditors of any Plan participant or of the Company. Assets of the trust fund are held exclusively to pay Plan benefits and expenses, and cannot revert to or be paid to the Company, except under certain limited circumstances permitted by law.

The Plan Trustee holds the Plan’s assets, executes all of the investments, maintains the financial records relating to the trust, and makes all benefit payments as directed by the Plan Administrator.

Compliance With USERRA

If you are absent from employment or terminate employment with the Company by reason of service in the uniformed services and return to employment with the Company, you may be entitled to reemployment rights under the Uniformed Services Employment and Reemployment Rights Act of 1994 (USERRA) which include service credit and contribution rights under the Plan for your period of qualified military service.

If you are entitled to these rights, the Plan Administrator can advise you of the details.

Plan Fees And Expenses

An administrative fee will be assessed to your Account each month and charged quarterly to your Account, except that no fee may reduce your Account balance below zero. The administrative fee may be changed from time to time. You will see these fees on your quarterly statement. You may obtain information about the current administrative fee by telephoning 1-800-228-4015 and speaking with a participant services representative (or if you are hearing impaired, telephone 1-800-637-1215).

You will pay any special fees related to your own Account, such as loan fees and fees for installment payments. You will see these fees on your quarterly statement.

Claim Review Procedures

As the Plan Administrator, the Company is responsible for determining and informing you of your entitlement to a benefit and of any amounts payable to you. If you disagree with a decision, you or your authorized representative may ask for a review by submitting a written request to the Benefits Department. Your request should include the issues and comments you feel are important. You also have the right to review pertinent documents.

The review process sets the following limits on the amount of time you may take to make your request and for the Company to respond:

Action	Days To Respond From Prior Action
Company sends you a benefit statement	—
You request an initial review	60 days
Company sends you its initial decision	90 days
You request a final review	60 days
Company sends you its final decision	60 days

The Company will either approve your claim or explain why your claim is being denied (by referring to specific Plan provisions) and how applications are reviewed. In special circumstances, the Company may notify you and take up to an additional 90 days for its initial review and 60 days for its final review.

No Assignment Of Your Account Is Permitted

Under this Plan, you may not assign, sell, transfer or use your Account as collateral, other than for a loan from your Account as described in Section entitled Participant Loans. In addition, creditors may not attach your Account as a means of collecting debts. However, the Plan Administrator will comply with an IRS tax levy, federal income tax withholding, offsets for any judgment, order, decree or settlement agreements as described in Section 401(a)(13)(C) of the Code, or a “qualified domestic relations order” (QDRO).

A QDRO is an order or judgment from a state court directing that a participant’s Account, or portion thereof, be paid to an Alternate Payee (spouse, former spouse, child or other dependent of the participant) as child support, alimony or part of a division of marital property rights, provided that the order meets certain requirements of federal law. The rights of an Alternate Payee are similar to the rights of a beneficiary under the terms of the Plan. You may obtain a copy, free of charge, of the Plan’s procedures relating to QDROs from the Plan Administrator.

Loss of Benefits

Under certain circumstances, your benefits under the Plan could be lost, reduced, or suspended. These circumstances include the following:

•	the value of your Account decreases due to investment losses;

•	all or a portion of your benefits are directed to be paid to your spouse, former spouse or child pursuant to a QDRO;

•	you terminate employment before becoming entitled to your account balance;

•	your benefits may become subject to a federal tax levy or a judgement or settlement agreement with the Secretary of Labor relating to a violation of ERISA;

•	you do not provide the Plan Administrator with your most recent address and you cannot be located; or

•	you fail to make proper application for benefits or fail to provide information necessary for the Plan to make a distribution.

No Employment Rights

Your participation in the Plan does not give you any employment rights with the Company.

Your Rights Under Federal Law

As a participant of this Plan you are entitled to certain rights and protection under ERISA.

ERISA provides that all Plan participants are entitled to:

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefits Administration.

•	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated SPD. The Plan Administrator may make a reasonable charge for the copies.

•	Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

•	Obtain a statement telling you your current account balance and whether you have a right to receive a vested benefit at normal retirement age (age 65). If you do not have a vested right to a benefit, the statement will tell you how many more years you have to work to earn a vested right. This statement must be requested in writing and is not required to be given more than once every 12 months. This statement must be provided free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the status of a qualified domestic relations order, you may file suit in a federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

PLAN DIRECTORY

•	Official Plan Name—

DuPont Powder Coatings USA, Inc. Profit Sharing Plan

•	Employer and Plan Number—

Employer’s Identification Number (EIN) is 76-0396214

Plan Identification Number (PIN) is 001

•	Other Participating Companies—

•	Plan Year—

January 1 through December 31

•	Plan Administrator/Plan Sponsor—

DuPont Powder Coatings USA, Inc.

•	Initial Effective Date—

July 5 1996

•	Name of Plan Administrative Committee—

•	Plan’s Recordkeeping Service Provider—

Merrill Lynch

Group Employee Services

P.O. Box 6610

Englewood, CO 80155-6610

1-800-228-4015

•	Plan Trustee—

Merrill Lynch Trust Company, FS

300 Davidson Avenue

Somerset, NJ 08873

INSTRUCTIONS-AT-A-GLANCE

If You Want To ...	You Need To Do The Following ...

Enroll In the Plan And Elect To Make Contributions:

•      Complete a Plan Enrollment Form and Beneficiary Designation Form. Return the forms to the Benefits Department for processing. Your Enrollment Form will be forwarded to Merrill Lynch for processing of your investment direction. You will receive a Personal Identification Number (PIN) for the DuPont Powder Coatings USA, Inc. Profit Sharing Plan in a secured envelope as a separate mailing.

Make A Rollover Contribution:

•      Request a Rollover Contribution Form and a Beneficiary Designation Form (if you do not already have one on file) from the Benefits Department. Complete and return the forms to the Benefits Department for approval and forwarding of your Rollover Contribution Form to Merrill Lynch for processing.

Change or Suspend Your Savings Rate (Deferral Percentage):	• Request a Deferral Percentage Change Form from the Benefits Department. Complete and return the form to the Benefits Department for processing.

Change Your Investment Direction or Transfer Funds [1]:	• Telephone* Merrill Lynch at 1-800-228-4015 (or if you are hearing impaired telephone 1-800-637-1215).

Request A Participant Loan[1]:

•      Request a Loan Request Form from the Benefits Department. Complete and return the form to the Benefits Department for approval and forwarding to Merrill Lynch for processing. If you are married, you will need to obtain your spouse’s written consent to your request for a loan and your spouse’s signature must be witnessed by a Notary Public.

Request An In-Service Withdrawal[1]:

•      Request an In-Service Withdrawal Request Form from the Benefits Department. The request form will be accompanied by an IRS Tax Notice. Complete and return the form to the Benefits Department for approval and forwarding to Merrill Lynch for processing. If you are married, you will need to obtain your spouse’s written consent to your request for an in-service withdrawal and your spouse’s signature must be witnessed by a Notary Public.

Request A Distribution Upon Termination:

•      Request a Distribution Request Form from the Benefits Department. The request form will be accompanied by an IRS Tax Notice. Complete and return the form to the Benefits Department for approval and forwarding to Merrill Lynch for processing. If you are eligible for the Plan’s annuity option at the time you request a distribution, you will be provided information regarding the annuity option at your request. This information is then required to be provided to you no more than 90 days before your distribution is made. If you are married, you will need to obtain your spouse’s written consent to your request for a distribution and your spouse’s signature must be witnessed by a Notary Public.

[1]	Limitations on Transactions: Only one financial transaction may be initiated in any given business day. Therefore, transfers, loans and withdrawals may not be transacted on the same business day.

*	All or a portion of the calls are tape recorded for your protection.

Obtain Information Regarding Your Account, Investment Fund Prices, Loan Interest Rate Etc.:	• Telephone* Merrill Lynch at 1-800-228-4015 (or if you are hearing impaired telephone 1-800-637-1215).

The Interactive Voice Response (IVR) system operates 24 hours a day, 7 days a week. If the information you need or the transaction you want to perform is not available through the IVR, or if you prefer to speak to a participant services representative, press “0” as soon as the IVR answers. If you have a rotary phone, simply stay on the line. Participant services representatives are available on any business day between 7 a.m. and 7 p.m. (Central time).

INTERNET ACCESS

Internet access to your account will be provided through Benefits OnLineSM. Benefits OnLine is a comprehensive web site that will allow you to make transactions as well as check the status of your Plan account. To access Benefits OnLine, you will need your Social Security number and your PIN. Then, just follow these steps to gain access to the web site.

1.	Connect to the Internet

2.	Type http://www.benefits.ml.com in the “location” box of your browser. Hit the “enter” key on your keyboard.

3.	Enter your Social Security number and PIN. If you don’t enter your PIN, you will still be able to view the entire site with the exception of account-related information.

4.	Click on the “sign-on” button.

Remember to log off the site when you are finished.

Benefits OnLine is a service mark of Merrill Lynch & Co., Inc.

*	All or a portion of the calls are tape recorded for your protection.